WELLS FARGO & COMPANY POSASR

Exhibit 23(c)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Wells Fargo & Company:

We consent to the use in the Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 of Wells Fargo & Company of our report dated March 1, 2018, except for pages 139, 141 and 146 and Notes 1, 3, 20, 23, 25 and 26, as to which the date is February 25, 2019, with respect to the consolidated balance sheets of Wells Fargo & Company and Subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and our report dated March 1, 2018 with respect to the effectiveness of internal control over financial reporting as of December 31, 2017 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California
February 25, 2019